                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       Mobley Environmental Services, Inc.
------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                 Class A Common Stock, par value $0.01 per share
------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   607419-10-8
------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

     Jeffrey M. Sone, Esquire                            Roger J. Pipes
      Jackson Walker L.L.P.                           GAP Capital, L.L.C.
   901 Main Street, Suite 6000                   6310 Lemmon Avenue, Suite 202
       Dallas, Texas 75202                              Dallas, Texas 75209
         (214)953-6000                                   (214)350-9070
------------------------------------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)



                                  July 27, 1999
------------------------------------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 607419-10-8                 13D/A                Page 2 of 15 Pages


------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Capital, L.L.C.
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/

------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            WC
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           3,322,799
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          3,322,799
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,602,307
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  73% on a fully diluted basis
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 3 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  James A. Mobley, individually and as sole trustee for the
                  Allison Mobley 1995 Trust, Melissa Mobley 1995 Trust and
                  the James A. Mobley 1989 Subchapter S Trust
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           647,517
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          647,517
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 4 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  H. David Hughes, as co-trustee for the John Mobley Family
                  Trust Three and The John Mobley Family Trust
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          0
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 5 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Lois Ann Mobley, as co-trustee for the John Mobley
                  Family Trust Three
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          0
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 6 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  T. M. Mobley, individually and as co-trustee for the
                  John Mobley Family Trust Two
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           995,974
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          995,974
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 7 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  John Mobley, as sole general partner of Pilot
                  Investments, Ltd.
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           433,454
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          433,454
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 8 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Steven Mobley, as sole trustee for the Andrew Mobley
                  1995 Trust
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           145,300
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          145,300
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A                Page 9 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  David Mobley, as co-trustee for the David Mobley
                  Grantor Trust
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          0
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A               Page 10 of 15 Pages



------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert Schleier, as co-trustee for the David Mobley Grantor
                  Trust and as sole trustee for the Janet Mobley GST Trust and the Donna Mobley GST Trust
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)/ /
                                                                        (b)/X/
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

            N/A
------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                          / /

------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
    NUMBER OF     7       SOLE VOTING POWER
      SHARES
   BENEFICIALLY           180,000
     OWNED BY     ------------------------------------------------------------
       EACH       8       SHARED VOTING POWER
    REPORTING
      PERSON              3,279,508
       WITH       ------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                          180,000
                  ------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                          3,279,508
------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,279,508
------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)EXCLUDES CERTAIN SHARES*  / /

------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  43.5%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

                  IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 607419-10-8                 13D/A              Page 11 of 15 Pages


SCHEDULE 13D - AMENDMENT NO. 1

         The undersigned hereby amend the Schedule 13D filing made on July 27, 1999 (as amended, the "Schedule 13D") pursuant to Rule 13d-2(a) of Regulation D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as set forth below (terms defined in the Schedule 13D are used with the same meaning except as otherwise defined herein).

CUSIP NO. 607419-10-8                 13D/A             Page 12 of 15 Pages


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER. Item 5 is hereby amended and restated to read in its entirety as follows: The contents of the cover pages of this Schedule 13D are incorporated by reference into this Item 5 for each Reporting Person. Additionally, the Purchaser, which is one of the Reporting Persons, acquired additional Class A Shares in connection with the Offer. The Offer expired at 12:00 midnight, New York City time, on Tuesday, July 27, 1999. Based on information provided by the Depositary, there were validly tendered and not withdrawn 3,322,799 Class A Shares (excluding 100 Class A Shares tendered by means of guaranteed delivery), or approximately 37% of the issued and outstanding shares of common stock of the Company on a fully diluted basis, which is equal to approximately 78% of the actual outstanding Class A Shares. The Class A Shares validly tendered and not withdrawn at such time were accepted for payment.

CUSIP NO. 607419-10-8                 13D/A              Page 13 of 15 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: August 6, 1999
                                       GAP CAPITAL, L.L.C.,
                                       a Texas limited liability company


                                       By:       /s/ Roger J. Pipes
                                              ------------------------
                                              Roger J. Pipes, Manager


                                       /s/ James A. Mobley
                                       -------------------------------
                                       James A. Mobley



                                       ALLISON MOBLEY 1995 TRUST



                                       By:        /s/ James A. Mobley
                                              --------------------------
                                              James A. Mobley, Trustee



                                       MELISSA MOBLEY 1995 TRUST

                                       By:        /s/ James A. Mobley
                                              --------------------------
                                              James A. Mobley, Trustee

CUSIP NO. 607419-10-8                 13D/A               Page 14 of 15 Pages

                                       JAMES A. MOBLEY 1989 SUBCHAPTER S TRUST



                                       By:       /s/ James A. Mobley
                                              -----------------------------
                                              James A. Mobley, Trustee


                                       JOHN MOBLEY FAMILY TRUST THREE



                                       By:        /s/ Lois Ann Mobley
                                              ---------------------------
                                              Lois Ann Mobley, Trustee


                                        By:      /s/ H. David Hughes
                                              ---------------------------
                                              H. David Hughes, Trustee



                                       JOHN MOBLEY FAMILY TRUST TWO



                                       By:       /s/ T. M. Mobley
                                              ---------------------------
                                              T. M. Mobley, Trustee


                                       By:       /s/ H. David Hughes
                                              ---------------------------
                                              H. David Hughes, Trustee



                                       PILOT INVESTMENTS, LTD.



                                       By:        /s/ John Mobley
                                              ----------------------------
                                              John Mobley, General Partner

CUSIP NO. 607419-10-8                 13D/A              Page 15 of 15 Pages

                                       ANDREW MOBLEY 1995 TRUST



                                       By:        /s/ Steven M. Mobley
                                              -----------------------------
                                              Steven M. Mobley, Trustee



                                       /s/ T. M. Mobley
                                       ------------------------------------
                                       T. M. Mobley



                                       DAVID MOBLEY GRANTOR TRUST



                                       By:          /s/ David Mobley
                                              -------------------------------
                                              David Mobley, Trustee



                                       By:         /s/ Robert Schleier
                                              -------------------------------
                                              Robert Schleier, Trustee



                                       JANET MOBLEY GST TRUST



                                       By:         /s/ Robert G. Schleier
                                              --------------------------------
                                              Robert G. Schleier, Trustee



                                       DONNA MOBLEY GST TRUST



                                       By:         /s/ Robert G. Schleier
                                              --------------------------------
                                              Robert G. Schleier, Trustee